UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 8, 2004 (December 3, 2004)

Chiron Corporation
(Exact name of registrant as specified in its charter)

Delaware	0-12798	94-2754624
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

	4560 Horton Street, Emeryville, CA	94608
	(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (510) 655-8730

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01.	Entry into a Material Definitive Agreement

Supplemental Retirement Plan

On December 3, 2004, the Board adopted the Chiron Corporation Supplemental Retirement Plan, effective as of January 1, 2005 (the “Plan), as a successor to the Chiron Corporation Supplemental Executive Retirement Plan.  The Plan provides executive officers and other eligible employees with the opportunity to enter into agreements to defer specified percentages of their cash compensation and receive matching employer contributions that could not be deferred or contributed to the Chiron Corporation 401(k) Plan because of the limitations under such plan.  The Plan also permits the participants to defer up to 100% of their annual incentive bonus.  Participants may elect that distribution of deferred amounts be paid in the form of either a lump sum or in annual installments either upon termination of service or 12 months following such termination.  Participants may also elect to receive lump sum distributions upon such other dates that may be elected by the participant in accordance with the terms of the Plan.  Deferrals are credited with gain or loss based on the performance of one or more investment options selected by the participant from among investment funds chosen by the Compensation Committee.  Chiron in its sole discretion may suspend or terminate the Plan or revise or amend it in any respect whatsoever; provided, however, that except with respect to amendments necessary to avoid the current taxation of deferred accounts, no such action may reduce amounts credited to deferral accounts, and such accounts will continue to be owed to the participants or beneficiaries and will continue to be a liability of Chiron.

The Plan is attached hereto as Exhibit 99.1.

Item 9.01

Financial Statements and Exhibits

(c)	Exhibits

	99.1	Supplemental Retirement Plan.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHIRON CORPORATION
(Registrant)

Date: December 8, 2004	By:	/s/ Ursula B. Bartels
Ursula B. Bartels
Vice President and
General Counsel